Exhibit No. 10.3

FIRST AMENDMENT TO THE AMENDED AND RESTATED
UNITED RETAIL GROUP
SUPPLEMENTAL RETIREMENT SAVINGS PLAN

RECITALS

United Retail Group, Inc. (the “Company”) maintains for the benefit of its employees the United Retail Group Supplemental Retirement Savings Plan (the “Plan”).

The Company has adopted, effective as of June 27, 2005 an amendment and restatement of the Plan.

The Company wishes to revise certain provisions of the Plan.

Therefore, this First Amendment to the amended and restated Plan shall be adopted effective as of the dates specified herein.

AMENDMENT

I.	Effective as of June 27, 2005, Section 1, Definition of “Highly Compensated Employee” shall be deleted in its entirety and restated to read as follows:

      Section 1. Definitions.

“Highly Compensated Employee” means any Associate who performs service for the Employer during the Plan Year of determination and (a) who during the prior Plan Year (the year before participation in the Plan) received compensation in excess of $80,000 (as adjusted pursuant to Section 415(d) of the Code), or (b) who is a 5% owner at any time during the current Plan Year or the prior Plan Year. For purposes of this definition, “compensation” has the meaning set forth in Section 415(c)(3) of the Code, plus the amount of any pre-tax savings contributions under the Qualified Plan and any contributions under a cafeteria plan. The determination of who is a Highly Compensated Employee will be made in accordance with Section 414(q) of the Code.

II.	Effective as of January 1, 2005, Section 14.7.3 “409A Deferrals” shall be deleted in its entirety and restated to read as follows:

14.7.3 “409A Deferrals” shall mean amounts which were deferred to a Participant’s Account or which became vested on or after January 1, 2005. Except in the event of a material modification, 409A Deferrals shall not include any vested deferrals allocated to a Participant’s Account prior to January 1, 2005, or any increase in a Participant’s Account as the result of investment gains attributable to such deferrals. For this purpose, the existence of a material modification shall be determined under the provisions of Internal Revenue Service Notice 2005-1 or other guidance promulgated by the Secretary of the Treasury. For this purpose, an amount becomes “vested” when it is no longer subject to a substantial risk of forfeiture as defined in Section 409A(d)(4) of the Code.

III.	Effective as of June 27, 2005, the last sentence of Section 4.4 “Investment in, and voting of, stock of the Company” shall be amended by adding thereto the following “, acting as a fiduciary.”

IV.	In all other respects, the Plan shall remain unchanged.

Dated this 29th day of August, 2005.

UNITED RETAIL GROUP, INC. By: /s/JON GROSSMAN Jon Grossman Title: Vice President-Finance